Exhibit 10.65

FREESCALE SEMICONDUCTOR HOLDINGS

2011 OMNIBUS INCENTIVE PLAN

FORM PERFORMANCEE RESTRICTED SHARE UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), is made effective as of the date indicated in the grant summary in the Freescale equity recordkeeping system (the “Date of Grant”), by and among Freescale Semiconductor Holdings I, Ltd., a Bermuda exempted limited liability company (the “Company”), the recipient’s employing subsidiary and the recipient of the grant (the “Executive”):

R E C I T A L S:

WHEREAS, the Company has adopted the Freescale Semiconductor Holdings 2011 Omnibus Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms used but not otherwise defined herein shall have meanings ascribed to such terms in the Plan; and

WHEREAS, the Administrator has determined that it would be in the best interests of the Company and its shareholders to grant the Restricted Share Units provided for herein to the Executive pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of Restricted Share Units. The Company hereby grants to the Executive, on the terms and conditions hereinafter set forth, units evidencing a right to receive a target number of            Common Shares (or a lesser or greater number of Common Shares, or no Common Shares whatsoever), based on the Company’s achievement of the performance goals set forth on Appendix A hereto (the “Performance Goals”), which Appendix A is incorporated by reference herein and made a part hereof, all in accordance with the terms and conditions of this Agreement (the “Restricted Share Units” or “Restricted Share Unit Award”). Shares corresponding to the Restricted Share Units granted herein are in all events to be delivered to the Participant only after the Performance Goals have been achieved and certified as described in Section 3 and the Participant has become vested in the Restricted Share Units pursuant to Section 4 or Section 5 below.

2. Performance Period. For purposes of this Agreement, the term “Performance Period” shall collectively refer to each of the following periods:

(a) Beginning January 1, 2012 and ending December 31, 2012 (the “First Performance Period”);

(b) Beginning January 1, 2013 and ending December 31, 2013 (the “Second Performance Period”); and

(c) Beginning January 1, 2014 and ending December 31, 2014 (the “Third Performance Period”).

3. Performance Goal.

(a) To the extent, if any, the applicable Performance Goals have been achieved for a Performance Period, and subject to compliance with the requirements of Section 4, the Participant will be entitled to receive from 0 to 1.5 (such number, the “Share Delivery Factor”) Common Shares for each of the Restricted Share Units applicable to such Performance Period as follows:

(i) in the First Performance Period, 33% of the aggregate number of Restricted Share Units;

(ii) in the Second Performance Period, 33% of the aggregate number of Restricted Share Units; and

(iii) in the Third Performance Period, 34% of the aggregate number of Restricted Share Units.

(b) The Compensation and Leadership Committee of the Company’s Board shall, as soon as practicable following the last day of each Performance Period, certify (i) the extent, if any, to which the Performance Goals have been achieved and (ii) the Share Delivery Factor and resulting number of whole Common Shares, if any, which the Participant shall be entitled to receive with respect to each Restricted Share Unit applicable to the Performance Period. In the event the Share Delivery Factor equals zero, the Restricted Share Units applicable to that Performance Period shall be cancelled and of no effect following the end of the corresponding Performance Period. Such certification shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law.

(c) Notwithstanding anything to the contrary contained in this Section 3, in the event of a Change of Control that occurs during any Performance Period, the partially completed Performance Period and any subsequent Performance Period under this Restricted Share Unit Award shall be deemed terminated and the Share Delivery Factor for each such Performance Period shall equal 1.0 and all unvested Restricted Share Units shall become immediately vested.

4. Restrictions and Vesting Period.

(a) Restrictions and Transferability. The Restricted Share Unit Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Executive otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Restricted Share Unit Award to heirs or legatees of the Executive shall be effective to bind the Company unless the Administrator shall have been furnished with written notice thereof and a copy of such evidence as the Administrator may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

(b) Vesting Period. Subject to the Executive’s continued employment with the Company, or except as otherwise provided below, to the extent that the Performance Goals for the Performance Period have been achieved and certified, the Restricted Share Unit Award shall vest as follows:

(i) 33% of the aggregate number of Restricted Share Units multiplied by the applicable Share Delivery Factor shall vest on the later of the first anniversary of the Date of Grant or the Committee’s certification of the Performance Goals for the First Performance Period;

(ii) 33% of the aggregate number of Restricted Share Units multiplied by the applicable Share Delivery Factor shall vest on the later of the second anniversary of the Date of Grant or the Committee’s certification of the Performance Goals for Second Performance Period; and

(iii) 34% of the aggregate number of Restricted Share Units multiplied by the applicable Share Delivery Factor shall vest on the later of the third anniversary of the Date of Grant or the Committee’s certification of the Performance Goals for the Third Performance Period.

(c) At any time, the portion of the Restricted Share Unit Award which has become vested as described above (or pursuant to Section 5 below) is hereinafter referred to as the “Vested Portion.”

(d) Settlement of Restricted Share Units. Shares shall be delivered (provided, that such delivery is otherwise in accordance with federal and state securities laws) with respect to the Vested Portion of the Restricted Share Unit Award as soon as practicable following the applicable vesting date, but in no event later than March 15 of the calendar year following the year of vesting.

(e) No Shareholder Rights. The Executive shall have no rights of a shareholder of the Company with respect to the Restricted Share Units, including, but not limited to, the rights to vote and receive ordinary dividends, until the settlement date of the Restricted Share Units. In the event that the Administrator approves an adjustment to the Restricted Share Unit Award pursuant to Section 5 of the Plan, then in such event, any and all new, substituted or additional securities to which Executive is entitled by reason of the Restricted Share Unit Award shall be immediately subject to the restrictions and the Vesting Period set forth in Sections 2(a) and (b) above with the same force and effect as the Restricted Share Unit Award subject to such restrictions immediately before such event.

5. Termination of Employment.

(a) General. If the Executive’s employment is terminated for any reason, the Restricted Share Unit Award shall, to the extent not then vested (after giving effect to the provisions of this Section 5), terminate upon such termination of employment.

(b) For Cause. The Restricted Share Unit Award (including any Vested Portion thereof) shall terminate upon the Company’s notification to the Executive of the Executive’s termination of employment by the Company for Cause.

(c) Death, Disability or Good Reason. Upon the Executive’s termination of employment due to the Executive’s death, Disability or by the Executive for Good Reason, the Restricted Share Unit Award shall become vested for an additional number of Shares equal to the number of Shares subject to the Restricted Share Unit Award (if any) that would have vested on the next anniversary of the Date of Grant with a deemed Share Delivery Factor of 1.0 for the Performance Period as if the Executive had remained employed until such date. Any portion of the Restricted Share Unit Award that is not vested after giving effect to the above provisions of this Section 5(c) shall terminate immediately effective as of the termination of the Executive’s employment.

(d) For Good Reason. For purposes of this Agreement, “Good Reason” shall mean (i) for any Executive who has an employment agreement with the Company or one of its Affiliates, the definition of “Good Reason” in such agreement if so defined, or (ii) for any Executive not described in (i), (a) a material reduction by the Company in such Executive’s annual base salary or target incentive compensation opportunity, (b) a material reduction in the aggregate level of employee benefits made available to the Executive when compared to the benefits made available to the Executive at any time during the Executive’s employment, unless the reduction is applicable to senior executives of the Company generally, (c) a material diminution in the Executive’s duties or responsibilities (other than as a result of the Executive’s physical or mental incapacity which impairs his ability to materially perform his duties or responsibilities as confirmed by a doctor reasonably acceptable to the Executive or his representative and such diminution lasts only for so long as such doctor determines such incapacity impairs the Executive’s ability to materially perform his duties or responsibilities) as an Executive; provided, however, that in no event shall there be deemed to be Good Reason with respect to the Executive on account of a lateral change to the Executive’s duties that does not affect the Executive’s reporting relationships, (d) the Company or one of its Affiliates requiring the Executive’s principal location of employment to be at any office or location more than 35 miles from the principal headquarters of the Company to which the Executive currently reports (other than to the extent agreed to or requested by the Executive), or (e) failure of the Company or one of its Affiliates to comply with this Agreement, in each case which is not cured within 30 days following the Company’s or one of its Affiliates’, as applicable, receipt of written notice from such the Executive describing the event constituting Good Reason; provided that any event that would otherwise constitute “Good Reason” hereunder shall cease to constitute “Good Reason” on the 30th day following the later of (x) the occurrence thereof and (y) such the Executive’s knowledge thereof, unless such the Executive has given the Company or one of its Affiliates, as applicable, written notice thereof prior to such date.

(e) Forfeiture. Notwithstanding anything herein to the contrary, if the Executive breaches any Restrictive Covenants applicable to the Executive (including, without limitation, the Restrictive Covenants set forth in Exhibit A hereto) at any time in the one year period following Executive’s termination of employment for any reason then (x) any Vested Portion then held by the Executive shall be automatically forfeited, (y) any Shares acquired pursuant to the Restricted Share Unit Award shall be automatically forfeited and (z) any proceeds from the sale of Shares described in preceding clause (y), shall be immediately repaid to the Company.

6. Certain Covenants. The Executive hereby agrees and covenants to perform all of his obligations set forth in Exhibit A hereto (which is incorporated by reference hereby) and acknowledges that the Executive’s obligations set forth in Exhibit A constitute a material inducement for the Company’s grant of the Restricted Share Unit Award to the Executive.

7. No Right to Continued Employment. The granting of the Restricted Share Unit Award evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the employment of the Executive and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the employment of such Executive. The granting of the Restricted Share Unit Award does not form part of and should in no way be construed as a term or condition of employment. At all times, the Restricted Share Unit Award granted hereunder is discretionary and does not imply that additional Restricted Share Unit Awards will be awarded in the future.

8. Restricted Share Unit Award Not Wages. The value of any Restricted Share Unit Award granted to Executive does not constitute and will not be included as wages for the purposes of calculating any benefit or bonus provided by the Company or the Executive’s employing subsidiary.

9. Withholding. The Executive will be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Restricted Share Unit Award or under the Plan or from any compensation or other amount owing to the Executive the amount (in cash, Shares, other securities or other property) of any applicable withholding taxes in respect of the Restricted Share Unit Award or any payment or transfer under or with respect to the Restricted Share Unit Award or the Plan and to take such other action as may be necessary in the opinion of the Administrator to satisfy all obligations for the payment of such withholding taxes.

10. Securities Laws. The issuance of any Shares hereunder shall be subject to the Executive making or entering into such written representations, warranties and agreements as the Administrator may reasonably request in order to comply with applicable securities laws.

11. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Executive at the address appearing in the personnel records of the Company for the Executive or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

12. Consent to Transfer of Data. By accepting the Restricted Share Unit Award, Executive consents to the transfer of personal data (including but not limited to the employee’s name, address, birth date and hire date) and to the processing of this personal data by the Company and the provider of the Freescale equity recordkeeping system.

13. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

14. Consent to Jurisdiction. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan in The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune of from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

15. Acceptance. This Agreement must be accepted by electronic signature of the Executive in the Freescale equity recordkeeping system or the Executive will have no right to the Restricted Share Unit Award provided for in this Agreement. By accepting this Agreement the Executive consents to the electronic delivery through the Freescale equity recordkeeping system of all documents related to this Restricted Share Unit Award.

Appendix A

Performance Goals

Exhibit A – Restrictive Covenants

(a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates (collectively, the “Affiliated Group”), all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive obtains during the Executive’s employment that is not public knowledge (other than as a result of the Executive’s violation of this Section (a)) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment, except with the prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Executive performing his duties and responsibilities with the Affiliated Group. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Company or the appropriate member of the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel in writing (either his or the Company’s) that he is legally required to so disclose. Upon his termination of employment for any reason, the Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Affiliated Group or containing any trade secrets relating to the Affiliated Group or that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment with the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Affiliated Group. The Executive agrees to execute any standard-form confidentiality agreements with the Company that the Company in the future generally enters into with similarly situated employees.

(b) Work Product and Inventions. The Affiliated Group and/or its nominees or assigns shall own all right, title and interest in and to any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever (collectively, “Developments”), whether or not patentable, reduced to practice or registerable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Executive (alone or jointly with others) during the Executive’s employment with the Affiliated Group, and arising from or relating to such employment or the business of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Affiliated Group or otherwise). The Executive shall promptly and fully disclose to the Affiliated Group and to no one else all Developments, and hereby assigns to the Affiliated Group without further compensation all right, title and interest the Executive has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Executive has not acquired and shall not acquire any rights during the course of his employment with the Affiliated Group or thereafter with respect to any Developments.

(c) Company Goodwill. The Executive recognizes and acknowledges that the Affiliated Group has and continues to develop goodwill of substantial value through efforts of employees, including the Executive. This goodwill includes, but is not limited to, the identity and skill sets of its employees, its relationships with employees and customers, intangible value attributable to its products created by Executive and others, and the Affiliated Group’s brand and reputation within the industry. Executive shall take no action to damage the goodwill of the Affiliated Group or use it for personal benefit or the benefit of competitors of the Affiliated Group.

(d) Non-Recruitment of Affiliated Group Employees. The Executive acknowledges that employees are a significant part of the goodwill of the Affiliated Group, such as, without limitation, their relationships and contacts with customers and suppliers as well as the training and knowledge they receive from the Affiliated Group in the course of their employment. The Executive shall not, at any time during the Non-solicitation Restricted Period (as defined below), other than in the ordinary exercise of his duties, without the prior written consent of the Affiliated Group, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous 12 months, an employee, representative, officer or director of any member of the Affiliated Group. Further, during the Non-solicitation Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with any member of the Affiliated Group for any reason. A general employment advertisement by an entity of which the Executive is a part will not constitute solicitation or recruitment. The “Non-solicitation Restricted Period” shall mean the period from the Date of Grant through the first anniversary of the Executive’s termination of employment.

(e) Non-Competition – Solicitation of Business. Executive recognizes and agrees that the Affiliated Group has provided Confidential Information to Executive and has an interest in protecting this information from disclosure. Executive further understands that the goodwill of the Affiliated Group is an interest worthy of protection. For the protection of these and other interests, during the Non-competition Restricted Period (as defined below), the Executive shall not, either directly or indirectly, compete with the business of the Affiliated Group by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or (ii) soliciting, servicing, or accepting the business of (A) any active customer of any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve months a customer of any member of the Affiliated Group, provided that such business is competitive with any significant business of any member of the Affiliated Group. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that conducts a business that is competitive with any significant business of the Affiliated Group as of the date of termination (or any significant business that is being actively pursued as of the date of termination by the Affiliated Group). The Affiliated Group designs, manufactures, sells and licenses its products and technology worldwide. In addition, Competitive Businesses, as defined above, are not tied or limited to any specific geographic location. Accordingly, the scope of this Non-Competition provision is worldwide. The “Non-competition Restricted Period” shall mean the period from the Date of Grant through the first anniversary of the date of termination of the Executive’s employment.

(f) Assistance. The Executive agrees that during and after his employment by the Affiliated Group, upon request by the Company, the Executive will assist the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Affiliated Group. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against any member of the Affiliated Group with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Executive’s service. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section (f) shall be at mutually agreed to and convenient times.

(g) Remedies. The Executive acknowledges and agrees that the terms of this Exhibit A: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Affiliated Group in, inter alia, near permanent customer relationships and confidential information. The Executive further acknowledges and agrees that the Executive’s breach of the provisions of this Exhibit A will cause the Affiliated Group irreparable harm, which cannot be adequately compensated by money damages. The Executive consents and agrees that the forfeiture provisions contained in the Agreement are reasonable remedies in the event the Executive commits any such breach. If any of the provisions of this Exhibit A are determined to be wholly or partially unenforceable, the Executive hereby agrees that Exhibit A or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Exhibit A are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Affiliated Group’s right to enforce any such covenant in any other jurisdiction.

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